UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2008
TOLLGRADE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	000-27312	25-1537134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
493 Nixon Road
Cheswick, Pennsylvania 15024
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (412) 820-1400
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 28, 2007, the Board of Directors of Tollgrade Communications, Inc. (the “Company”) approved, at the recommendation of the Compensation Committee, a severance policy in which all regular, full-time active salaried exempt and salaried non-exempt employees of the Company are eligible for severance payments in the event of a qualifying loss of employment. The terms of the severance policy are the same for all employees eligible to participate except that members of the executive counsel and senior management team (the “Executive Group”) are eligible to receive two weeks’ regular base pay for each full year of service (with a minimum of four weeks and maximum of fifty-two weeks). The Executive Group currently includes, among others, the Company’s principal executive officer, principal financial officer and named executive officers. Other eligible participants are entitled to one week’s pay for each full year of service (with no minimum and a maximum of twenty-six weeks’ pay). In each case, the amount of severance will be reduced by the amount of severance that the employee may otherwise be eligible to receive pursuant to another policy, contract or pursuant to federal, state or local law (other than unemployment benefits). In addition, to the extent that any member of the Executive Group has specific severance benefits provided for in a separate written agreement governing the terms of his/her employment, the terms of that written agreement shall supercede this severance policy and the agreement will govern.
A copy of the severance policy is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
The following exhibit is filed herewith.

Exhibit
Number	Description
10.1	Severance policy, filed herewith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOLLGRADE COMMUNICATIONS, INC.
Dated: January 31, 2008	By:	/s/ Sara M. Antol
Sara M. Antol
Secretary and General Counsel